Exhibit 99.1

February 17, 2012

Dear Team Members,

The integration planning efforts are progressing as anticipated; however, there are no new updates to share this week. Instead, I would like to celebrate some of your recent successes and update you on some exciting business initiatives.

First, I would like to recognize the outstanding job you’ve done in providing a positive guest experience. Just this week, we learned that Winn-Dixie has been ranked third in a list of top grocery chains for customer experience, according to the 2012 Temkin Experience Ratings, which ranks experience levels among 206 organizations across 18 industries. In this report, we joined the company of such fine retailers as Sam’s Club, Publix, Starbucks, Subway, Chick-fil-A, Aldi and H.E.B. This is great news and reaffirms that the focus we are placing on our three Retail Priorities - engaging our store teams, delivering warm & personal service and having immaculate stores - is paying off. We are being recognized by our guests, and I congratulate you.

Valentine’s Day was a big win this week thanks to well-planned merchandising and marketing programs, and fantastic store execution. We made our guests’ lives easier and fun by providing total-store solutions from floral to bakery to gifts. We also gave a little more room for creativity this year, encouraging the store teams to create their own Valentine’s Day lobby displays. These displays succeeded in creating a holiday atmosphere while providing convenient Valentine’s Day solutions as guests entered our stores. I encourage you to take a look at some of the fantastic displays.

We’ve also got some exciting things going on in the Central Region, with three transformational store grand openings in the Orlando area over the next several weeks. This week, we opened store No. 2233 in Longwood, Fla. Take a look at some photos of the grand opening celebration. Next week, another transformational store in Fern Park, Fla., will open with a brand new wine and spirits store.

This coming Wednesday, we will kick off a huge fuelperks! promotion that will include hundreds of additional items on Bonus fuelperks! The economy is still the number one concern for most Americans, followed closely by rising fuel prices. Our guests are already feeling the pressure of rising gas prices and are looking for ways to save, so the timing for this promotion couldn’t be better. For our non-fuelperks! stores, we have dozens of extra BOGOs, Locked In items and other promotions tied to the Reward Card to strengthen our guest loyalty and increase sales.

These recent success stories are a direct result of your hard work and dedication at every level of our organization. You have heard me say this before - it’s all about people. It’s about people who care for their stores, their guests and their neighborhoods.

Keep up the good work and I’ll see you in the stores.

Peter Lynch
Chairman, CEO and President

Additional Information and Where to Find it

In connection with the proposed merger and required shareholder approval, Winn-Dixie Stores, Inc. has filed a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS FILED BY WINN-DIXIE BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT WINN-DIXIE AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Winn-Dixie Stores, Inc. with the SEC may be obtained free of charge by contacting Winn-Dixie at Winn-Dixie Stores, Inc., Attn: Investor Relations, 5050 Edgewood Court, Jacksonville, Florida, 32254-3699. Our filings with the SEC are also available on our website at www.WinnDixie.com.

Participants in the Solicitation

Winn-Dixie and its officers and directors may be deemed to be participants in the solicitation of proxies from Winn-Dixie’s shareholders with respect to the merger. Information about Winn-Dixie’s officers and directors and their ownership of Winn-Dixie’s common shares is set forth in the proxy statement for Winn-Dixie’s 2011 Annual Meeting of Shareholders, which was filed with the SEC on September 27, 2011. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Winn-Dixie and its officers and directors in the merger by reading the definitive proxy statement regarding the merger, which has been filed with the SEC.